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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                   SCHEDULE TO
                                 (Rule 14d-100)

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                             Tender Offer Statement
                    Under Section 14(d)(1) or 13(e)(1) of the
                         Securities Exchange Act of 1934

                        LORAL SPACE & COMMUNICATIONS LTD.
                         (Name of Subject Company)

                       LORAL SPACE & COMMUNICATIONS LTD.
                      (Name of Person(s) Filing Statement)

           6% Series C Convertible Redeemable Preferred Stock due 2006

           6% Series D Convertible Redeemable Preferred Stock due 2007

                       (Title of Class(es) of Securities)

                      #G56462149, #543885404 and #543885305
                           #G56462305 and # 543885602
                    (CUSIP Number of Class(es) of Securities)

                                    Avi Katz
                        Loral Space & Communications Ltd.
                         c/o Loral SpaceCom Corporation
                                600 Third Avenue
                               New York, NY 10016
                                 (212) 697-1105

           (Name, Address and Telephone Number of Person Authorized to
 Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                               Yaacov M. Gross
                           Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

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                            Calculation of Filing Fee
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Transaction Valuation: Not Applicable(1)   Amount of Filing Fee:  Not Applicable
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(1)  Pursuant to General Instruction D to Schedule TO, no filing fee or signature page is required.

         Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid:
                                 --------------------------------------

         Form or Registration No.:
                                   ------------------------------------

         Filing Party:
                       ------------------------------------------------

         Date Filed:
                     --------------------------------------------------

         |X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         |_| third-party tender offer subject to Rule 14d-1.

         |_| issuer tender offer subject to Rule 13e-4.

         |_| going-private transaction subject to Rule 13e3.

         |_| amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|





                                  EXHIBIT INDEX

         Exhibit No.                      Description
         -----------                      -----------

            99.1 Loral Space & Communications Ltd. press release dated August 27, 2002.